Exhibit 99.1

For investor information contact:

Heidi Flannery, Investor Relations

(510) 743-1718

investor@volterra.com

Volterra Announces Appointment of TriQuint Semiconductor CEO

Ralph Quinsey to Board of Directors

FREMONT, Calif., January 24, 2011 — Volterra Semiconductor Corporation (Nasdaq: VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today announced that Ralph Quinsey has been appointed to its Board of Directors, to fill a current vacancy on the Board, and to the Company’s Compensation Committee and Nominating and Corporate Governance Committee, effective January 21, 2011.

Mr. Quinsey is a distinguished 30 year semiconductor veteran, having held leadership positions in several major technology companies. Mr. Quinsey is currently serving as President and Chief Executive Officer of TriQuint Semiconductor, a role he has held since joining the company in July 2002. Mr. Quinsey had served as Vice President and General Manager of the Analog Division at ON Semiconductor from 1999 to 2002, and prior to that, he had a successful 20 year career at Motorola, holding various positions including Vice President and General Manager of the RF/IF Circuits Division.

“We are extremely fortunate to be able to add another member to our Board of Directors with the qualifications that Ralph Quinsey possesses. He is a proven leader with the vision to lead TriQuint to become a profitable, $2 billion market cap company that will approach $1 billion dollars in annual sales this year,” said Jeff Staszak, Volterra’s President and Chief Executive Officer. “We believe his strategic insight and contributions to our Board will help drive Volterra’s international growth strategy and expand our market leadership position.”

About Volterra Semiconductor Corporation

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com.

Forward-Looking Statements:

This press release contains forward-looking statements based on current expectations of Volterra. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Volterra undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.